EXHIBIT 99.1

Lightwave Logic Appoints Respected Industry Leader Dr. Craig Ciesla to Board of Directors

Dr. Joseph A. Miller to Transition from Board of Directors to Role on Company's Advisory Board

ENGLEWOOD, Colo., Jan. 18, 2022 /PRNewswire/-- Lightwave Logic, Inc. (NASDAQ: LWLG), a technology platform company leveraging its proprietary electro-optic (EO) polymers to transmit data at higher speeds with less power, today announced the retirement of Dr. Joseph A. Miller from the Board of Directors and his transition to the Company's Advisory Board. In conjunction with Dr. Miller's retirement, Dr. Craig Ciesla, currently a Company Advisory Board member, has been appointed to the Board of Directors.

Dr. Craig Ciesla is currently the Vice President, Head of the Advanced Platforms and Devices Group at Illumina, a leading provider of DNA sequencing and array technologies. There he leads a team driving innovation in sequencing platforms, microfluidics, electronics, and nanofabrication. Prior to Illumina, he was Vice President of Engineering at Kaiam, where he was responsible for the development and production of 100G transceivers for the data-center market. He was also the founding CEO of Tactus Technology, an innovator in the user interface industry, where he was the co-inventor of Tactus' polymer morphing screen technology. Before Tactus he had a variety of roles at Intel, JDSU (now Lumentum), Bookham (now Oclaro) and Ignis Optics developing a wide range of products in the fiber-optics market. He started his career at Toshiba Research Europe, where he performed early terahertz images of skin cancer. Dr. Ciesla holds a BSc (Hons.) in Applied Physics and Ph.D. in Physics from Heriot-Watt University in Edinburgh.

"We are privileged to welcome Craig to the Board of Directors, stepping up from his current role as a member of the Advisory Board," said Tom Zelibor, Chairman of Lightwave Logic. "He is an accomplished expert in silicon photonics, silicon foundries, fiber optic communications and he was previously CEO of Tactus Technology, a company developing tactile polymer materials for consumer products. He has impressed us not only with his technology expertise, but also his business acumen, and will be invaluable as we drive forward towards commercialization of our proprietary electro-optic polymers. Craig's knowledge of both the fiber optic communications markets as well as non-communications markets (such as consumer, display, sensing, medical, biotech, etc.), will help Lightwave hone business strategies for growing our electro-optic polymer business."

Dr. Joseph A. Miller, Jr. served as a Director of Lightwave Logic since 2011. From 2002 to 2012, Dr. Miller served as Executive Vice President and Chief Technology Officer of Corning Incorporated, having joined Corning Incorporated in 2001 as Senior Vice President and Chief Technology Officer. Prior to joining Corning Incorporated, Dr. Miller was with E.I. DuPont de Nemours, Inc., where he served as Chief Technology Officer and Senior Vice President for Research and Development since 1994. Dr. Miller began his career with DuPont in 1966. Dr. Miller was a Director of Greatbatch, Inc. and Dow Corning Corporation and holds a doctorate degree in Chemistry from Penn State University. He is a fellow of the American Association for the Advancement of Science and a member of the National Academy of Engineering.

Zelibor concluded: "For more than a decade, Joe has played a pivotal role on our Board of Directors as we transformed from a startup to a leader in the photonics industry. His chemistry expertise has been invaluable to our many successes, and we can't thank him enough. Joe's insight from a materials and chemistry perspective has made him an incredible asset to Lightwave. His leadership and collaboration on the Board will be greatly missed, and I am deeply grateful for his significant contributions. We are honored Joe will continue to advise us in his new capacity on our world class Advisory Board alongside our full team of technical experts. Joe will bring his full materials experience, rather like an emeritus professor, and this transition is extremely exciting for Lightwave as we move forward in our working with silicon foundries."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) is developing a platform leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power. The Company's high-activity and high-stability organic polymers allow Lightwave Logic to create next-generation photonic EO devices, which convert data from electrical signals into optical signals, for applications in data communications and telecommunications markets. For more information, please visit the Company's website at lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

Investor Relations Contact:

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MZ Group - MZ North America

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LWLG@mzgroup.us

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SOURCE Lightwave Logic, Inc.